Aflac Incorporated 2025 Form 11-K

EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-158969) on Form S-8 of our report dated June 23, 2026, with respect to the financial statements and supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) of the Aflac Incorporated 401(k) Savings and Profit Sharing Plan.

/s/ Warren Averett, LLC
Atlanta, Georgia
June 23, 2026